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                                                                    EXHIBIT 23.9

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

December 24, 1997

Board of Directors
CompuServe Corporation
5000 Arlington Centre Blvd.
Columbus, Ohio 43220

Re: Registration Statement on Form S-4 of WorldCom, Inc. as filed on December 24, 1997

Gentlemen:

     Attached is our opinion letter dated September 7, 1997 (the "Opinion Letter") as to the fairness from a financial point of view to the holders (excluding H&R Block Group, Inc. ("Block Group"), a wholly-owned subsidiary of H&R Block, Inc. ("H&R Block")) of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of CompuServe Corporation ("CompuServe" or the "Company") of the exchange ratio of .40625 shares of Common Stock (subject to adjustment as set forth in the Agreement, as defined below), par value $.01 per share, of WorldCom, Inc. ("WorldCom") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 7, 1997, by and among H&R Block, Block Group, WorldCom, Walnut Acquisition Company, L.L.C., a wholly-owned subsidiary of WorldCom, and CompuServe (the "Agreement").

     The Opinion Letter is provided for the information and assistance of the Board of Directors of CompuServe Corporation in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include the Opinion Letter in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary -- Opinion of CompuServe's Financial Advisor", "Plan of Merger -- Background of the CompuServe Merger", "Plan of
Merger -- CompuServe's Reasons for the CompuServe Merger", "Plan of
Merger -- Opinion of CompuServe's Financial Advisor", and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.